UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ARES CAPITAL CORPORATION
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Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Commencing on June 15, 2020, Ares Capital Corporation made the following communications to certain of its stockholders.

June 15, 2020

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have issued voting recommendations that are inconsistent with our Board of Directors’ recommendation on the election of Michael J Arougheti as our Class I director.

We urge you, for the reasons set forth below, to support the recommendation of our Board of Directors.

Mr. Arougheti has been a very important and active member of the Board of Directors of Ares Capital Corporation (“ARCC” or the “Company”) since the Company’s founding in 2004 and we believe ISS and Glass Lewis’ recommendations do not reflect his deep level of commitment to the Company and Board matters.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS AND VOTE “FOR” EACH NOMINEE FOR DIRECTOR.

Proposal 1 (Election of Directors)

We urge you to disregard ISS and Glass Lewis’ recommendations and vote FOR Mr. Arougheti as a director of the Company:

Mr. Arougheti has been a significant, important and active ARCC Board member and executive officer since the Company’s founding in 2004. Mr. Arougheti formerly served as ARCC’s President from 2004 to 2013 and as its Chief Executive Officer from 2013 to 2014 and currently serves as Co-Chairman and Executive Vice President since 2014. Mr. Arougheti not only was instrumental in founding ARCC, but also played a major role in the Company’s long-term success and shareholder value creation as a top executive officer and Board member. We believe ISS and Glass Lewis’ recommendations that are strictly based on Mr. Arougheti’s 2019 Board meeting attendance do not reflect his deep level of commitment and importance to the Company and Board matters.

•	Mr. Arougheti attended 100% of the regularly scheduled Board meetings throughout 2019, but did not attend four Board meetings that were scheduled with limited notice, which resulted in Mr. Arougheti attending eight of twelve meetings of the Board and the committees on which he has served for the year. These short-noticed meetings were held to approve certain matters for which Board approval was formally required or prudent, were generally brief and did not cover the breadth of Company matters that are typically covered at the Company’s regularly scheduled Board meetings.

•	We believe that these attendance statistics do not fully reflect Mr. Arougheti’s attendance at Board-related events, such as a two-day Board strategy meeting and our Annual Stockholders meeting, all of which he attended. In addition, the attendance record does not include his attendance at Investment Committee meetings for ARCC’s investment adviser, which meets twice a week.

•	Mr. Arougheti has demonstrated a strong overall attendance record. Mr. Arougheti has attended at least 75% of the meetings of the Board and the committees on which he has served since the Company’s founding in 2004. Additionally, over the past 5 years (including 2019), Mr. Arougheti has attended over 84% of the meetings of the Board and the committees on which he has served.

•	Mr. Arougheti has committed to us that he intends to attend at least 75% of the meetings of the Board and applicable committees on which he serves next year.

•	As Executive Vice President, Co-Chairman of the Board and former CEO of the Company, Mr. Arougheti has contributed meaningfully to ARCC’s successful track record over the past 15+ years as a public company. Our Board of Directors believes that Mr. Arougheti remains a crucial advisor for the ARCC Board and therefore asks that stockholders support his reelection as ARCC’s Co-Chairman. The Nominating and Governance Committee of our Board of Directors and our Board of Directors has determined that the nomination and election of Mr. Arougheti is in the best interests of the Company and our stockholders. Additionally, our Board of Directors believes that depriving the Company of the services of Mr. Arougheti, who has served the Company well since its founding in 2004, is not in the best interests of the Company or our stockholders.

Re: Stockholder Email Related to Proposal 1 (Election of Directors)

Title: ARCC - Urging Your Support of Michael Arougheti at Our Upcoming Annual Meeting

Dear Stockholder:

I hope this email finds you well. I am writing to request your support for re-electing Michael Arougheti as a director at Ares Capital Corporation’s (“ARCC”) Annual Stockholders meeting on June 22nd. We believe ISS and Glass Lewis’ recommendations to withhold support based on Mr. Arougheti’s 2019 Board attendance are not in the best interests of the Company or ARCC’s stockholders.

Mr. Arougheti attended 100% of all regularly scheduled Board meetings in 2019, but did not attend four brief Board meetings that were scheduled with limited notice to approve certain matters for which Board approval was formally required or prudent. Furthermore, these attendance statistics do not consider Mr. Arougheti’s attendance at Board-related events, such as ARCC’s two-day Board strategy meeting and our Annual Stockholders meeting, or his ongoing involvement with Company-related matters such as his attendance at the meetings of the Investment Committee of ARCC’s investment adviser that meets twice a week. Over the past five years, Mr. Arougheti has attended over 75% of the meetings of the Board and the committees on which he has served and has committed to the Board that he intends to attend at least 75% of the meetings of the Board and applicable committees on which he serves next year.

We recognize this request may come with some additional burdens related to voting your shares, but we believe voting for Mr. Arougheti is in the best interest of the continued success of the Company. These views are expressed in more detail in the additional Proxy materials we filed this morning and are attached to this email. If you have any questions or items you would like to discuss, please respond to this email or call one of us directly at the numbers below.

We thank you for your continued support of ARCC.